Exhibit 107

FILING FEE TABLES FOR

FORM S-8

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SOLUNA HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Title of each Class of Securities to be Registered	Fee Calculation rule	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Soluna Holdings Inc. Third Amended and Restated 2021 Stock Incentive Plan (the “2021 Incentive Plan”)		978,155	(2)	$2.775	(3)	$2,714,380	0.00014760	$401
Equity	Series A Preferred Stock, $0.001 par value per share, reserved for issuance pursuant to the 2021 Plan		1,907,188	(5)	$2.95	(4)	$5,626,205	0.00014760	$830
Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Soluna Holdings Inc. Amended and Restated 2023 Stock Incentive Plan (the “2023 Incentive Plan”)		1,312,356	(6)	$2.775 (3)		$3,614,788	0.00014760	$538
	Total		4,197,699				$11,982,373
	Total Fee Offsets
	Net Fee Due								$1,769

(1)	In the event of a stock split, stock dividend or similar transaction involving the Registrant’s common stock, par value $0.001 per share (“Common Stock”), the number of shares registered hereby shall automatically be adjusted in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Represents (i) shares of Common Stock available for future issuance by reason of the stockholder amendment to the 2021 Incentive Plan (ii) shares of Common Stock available for future issuance under the 2021 Incentive Plan by reason of their respective recycle provisions, and (iii) 18.75% of the number of shares of Common Stock reserved under the respective evergreen provisions of the 2021 Incentive Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq Global Select Market on February 7, 2024.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and low prices of the Registrant’s Series A Cumulative Perpetual Preferred A Stock on The Nasdaq Global Select Market on February 7, 2024.
(5)	Represents the number of Series A Preferred Shares available for grant under the 2021 Incentive Plan.
(6)	Represents (i) shares of Common Stock available for future issuance by reason of the stockholder amendment to the 2023 Incentive Plan, (ii) shares of Common Stock available for future issuance under the 2023 Incentive Plan by reason of their respective recycle provisions, and (iii) 23.75% of the number of shares of Common Stock reserved under the respective evergreen provisions of the 2023 Incentive Plan.